May 2014
Pricing Sheet dated May 30, 2014 relating to Preliminary Terms No. 143 dated May 23, 2014
Registration Statement No. 333-177923
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and an Exchange-Traded Fund due June 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — May 30, 2014
Issuer:	JPMorgan Chase & Co.
Basket:	Basket components	Bloomberg ticker symbol	Basket component weighting
	S&P 500® Index (the “SPX Index”)	SPX	1/3
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E	1/3
	Shares of the WisdomTree Japan Hedged Equity Fund (the “DXJ ETF”)	DXJ	1/3

We refer to the SPX Index and the SX5E Index as the underlying indices; shares of the DXJ ETF as the ETF Shares; and the underlying indices and the ETF Shares collectively as the basket components.

Aggregate principal amount:	$6,681,430
Payment at maturity:	If the final basket value is greater than the initial basket value, for each $10 stated principal amount Trigger PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value but is greater than the trigger level, for each $10 stated principal amount Trigger PLUS,
$10
If the final basket value is less than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS
$10 × basket performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of at least 20% and possibly all of your investment.
Leveraged upside payment:	$10 × leverage factor × basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Trigger level:	80% of the initial basket value
Leverage factor:	200%
Basket performance factor:	final basket value / initial basket value
Maximum payment at maturity:	$12.60 (126.00% of the stated principal amount) per Trigger PLUS
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	May 30, 2014
Original issue date (settlement date):	June 4, 2014
Valuation date:	May 30, 2017, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-III
Maturity date:	June 2, 2017, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-III
CUSIP / ISIN:	48127F293 / US48127F2939
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page

Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per Trigger PLUS	$10.00	$0.30	$9.70
Total	$6,681,430.00	$200,442.90	$6,480,987.10
(1)	See “Additional Information about the Trigger PLUS — Use of proceeds and hedging” in thie accompanying preliminary terms for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.30 per $10 stated principal amount Trigger PLUS it receives from us to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-69 of the accompanying product supplement no. MS-1-III.

The estimated value of the Trigger PLUS on the pricing date as determined by JPMS was $9.584 per $10 stated principal amount Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in the accompanying preliminary terms for additional information.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering, related product supplement no. MS-1-III, UNDERLYING SUPPLEMENT NO. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Trigger PLUS” at the end of the accompanying preliminary terms.

Preliminary terms no. 143 dated May 23, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214004099/e58999fwp.htm

Product supplement no. MS-1-III dated March  18, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214002102/e57956_424b2.pdf

Underlying supplement no. 1-I dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and an Exchange-Traded Fund due June 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Basket closing value:

The basket closing value on the valuation date will be calculated as follows:

100 × [1 + sum of (basket component return of each basket component × basket component weighting of that basket component)]

Basket component return:	On the valuation date, the basket component return for each basket component is equal to the index return or share return, as applicable, for that basket component on the valuation date
Index return:	With respect to each underlying index: (final index value – initial index value) initial index value
Initial index value:	With respect to each underlying index, the index closing value of that underlying index on the pricing date, which was 1,923.57 for the S&P 500® Index and 3,244.60 for the EURO STOXX 50® Index
Final index value:	With respect to each underlying index, the index closing value of that underlying index on the valuation date
Share return:	(final share price – initial share price) initial share price
Initial share price:	The closing price of one ETF Share on the pricing date, which was $47.82, divided by the share adjustment factor
Final share price:	The closing price of one ETF Share on the valuation date
Share adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of PLUS — Additional ETF Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-1-III.

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